Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2022 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan of our report dated March 29, 2022, with respect to the consolidated financial statements of SunStrong Capital Holdings, LLC as of December 31, 2021 and 2020 and for each of the years in the three year period ended December 31, 2021, not included herein, which report appears in the December 31, 2021 annual report on Form 10-K/A of Hannon Armstrong Sustainable Infrastructure Capital, Inc.

/s/ KPMG LLP

San Francisco, California

June 14, 2022